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EXHIBIT 99.1

LIFEPOINT                                               CORPORATE HEADQUARTERS
                                                        1205 South Dupont Street
                                                        Ontario, CA 91761
                                                        Tel: 909-418-3000
                                                        Fax: 909-418-3003

December 1, 2004,

Dear Stockholders and Friends of LifePoint:

         I am pleased to report that LifePoint has continued to make progress against the re-start plans outlined to you in our letter to you in August 2003. We are now focused on implementing a definitive, focused plan to facilitate market acceptance of our product. Our initial focus is on two market opportunities: the international DUI market through distribution and the US Drug Court market through our own direct sales efforts. Since our last letter to you, LifePoint has accomplished the following:

         o Received FDA clearance for the IMPACT(R) Test System Instrument and Opiates.

         o Recorded our first revenues in this fiscal year as we re-introduced our products.

         o    Received an endorsement from a leading drug court.

         o Hired an additional three proven sales professionals to capitalize on the drug court market opportunity.

         o Expanded international distribution with the leading law enforcement distributor for Eastern Europe for Poland, and with the market leader in Australia.

         o Reduced our manufacturing cost of goods sold on the instrument parts by 27% and labor by 23%. For the disposable STMs, we have reduced our cost of goods sold by over 26% in the same period.

         o    Completed a $4 million equity financing.

SALES & MARKETING

         The international law enforcement market remains a primary focus for LifePoint. We are focused on the governments where initiatives to address the drugged driving problem are underway or planned. We are currently participating in eight major studies worldwide in Austria, Switzerland, Germany, Hong Kong, Taiwan, Poland, Slovakia, Turkey, with another two scheduled to start over the next couple of months in Australia and the UK. Additionally, we have just recently received requests from four additional countries to initiate studies in those countries.

         The preliminary data for the studies in progress continues to be favorable. While there is value in the publication of data for positive visibility, more importantly each study is also coupled with a substantial business opportunity that could convert to routine use by governments for testing drivers who may be under the influence of drugs.

         Our goal to identify and close key distribution partners overseas continues with a concentration on Europe. During the last three months we have added 3 new distributors. In Poland we have signed an agreement with TransCom International, the leading law enforcement distributor in Eastern Europe. The Polish government is also starting their study. We have signed a distribution agreement with Pacific Data Systems, the market leader for breath alcohol testing products in Australia. They are working closely with LifePoint and the New South Wales (NSW) and Victoria (Vic Roads) police departments on their drugged driver impairment initiatives as well as the national drugged driver policies and procedures. Lastly, we have signed a distribution agreement with Diagnostic Systems for Lithuania.

         We are also negotiating agreements with distributors in Turkey, Korea, and Israel. In each case, the distributor is a market leader in the target markets. We expect to complete these agreements by the end of the year.

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         Concurrent with our international effort, we continued to target our initial efforts in the United States. As we reviewed during our conference call in mid-August, we have re-focused our domestic sales and marketing effort in a targeted campaign to leverage a strong endorsement from a well-respected mentor drug court. We have designed a four-phase marketing campaign to the more than 1,400 drug courts in the United States, up from about 700 just two years ago. The first phase, a letter of endorsement about the operational usefulness and cost-effectiveness of the IMPACT Test System in a drug court environment was sent to over 1400 drug courts in August 2004. Within days we received numerous calls requesting trial periods or demonstrations for the IMPACT Test System. The second mailing has just occurred.

         We focused our first two sales reps on the drug courts, with a particular focus on the mentor courts, with a plan to expand to six sales representative in order to be able to capitalize on this sales opportunity. We recently added three proven sales professionals, with directly related market and/or product sales experience. Our goal is to capture a number of mentor courts over the next few months, and we are well on our way to achieving that goal. Within 2 months, our two sales representatives have been able to get 33 accounts well into the sales process, and expect to close a number of them within the next few months. With the expansion of our sales group, we expect to be able to accelerate those efforts.

         The industrial workplace also remains a significant sales opportunity. Although we are temporarily focusing our industrial sales people on the drug court opportunity, we have also initiated marketing programs into the industrial market. Direct mail, publications, advertising and trade show attendance will all play critical roles in our marketing program over the next few months, and we anticipate picking up momentum in the industrial market in calendar 2005. This will strengthen our presence and provide strong lead database for the sales reps once our initial emphasis on the drug court market is complete. We expect that these marketing efforts will kick-start the sales effort when the sales force is again focused on the industrial marketplace.

         Although we are not immediately focusing on the US law enforcement market, it remains a very attractive long-term market for us. During the past quarter the groundswell of public interest in stopping drugged driving continued to grow. On October 28, 2004, USA Today had a front-page article about the need for drugged-driver testing. Congress, encouraged by White House anti-drug czar John Walters, is considering proposals that would use the lure of federal transportation money to push states to adopt "Zero Tolerance" laws for driving with any amount of illicit drugs in their system. The bill in Congress, which passed both the House and Senate as part of transportation packages and is now being considered in a conference committee, is modeled after the federal anti-drunken-driving laws that are widely credited with making American roads safer. LifePoint plans to establish geographically diverse law enforcement sites. As in the industrial market, we expect that these sites will become the basis of customer referrals and third party publications when we launch into this market and as the governmental initiates drive the rapid development of a drugged driver market in the US.

         During the second quarter we continued to sell instruments internationally, and later in the quarter, started to place instruments in the US market. Some of the US customers purchased product via our reagent rental program. We obtain a multi-year volume commitment on the disposables, which are sold at a higher price to capture the cost and profits of the instrument, as well as the financing fees and service charges. Over time, LifePoint receives the same revenues as if the instrument was purchased the first day. In keeping with FASB requirements, we record revenues when we receive cash payment for the product from the customer.

MANUFACTURING & PRODUCT SUPPORT

         We have continued to make progress on our production scale-up efforts, but more importantly on our cost reduction efforts. On the cost reduction side, we have reduced our manufacturing cost of goods sold on the instrument parts by 27% and labor by 23%. For the disposable STMs, we have reduced our cost of goods sold by over 26% in the same period. At the end of March, we reached a production level of 3-4 instrument per week, or 12-16 instruments per month, and approximately 600 STMs per week, or 2400 STMs per month. We have been able to increase STM production as needed, and have in the past couple of months been able to produce 5000 STMs per month. We believe that we can scale up our disposable manufacturing capability as market demand changes. We have also proven the capability to product 20 instruments per month during routine production. Lastly, we have continued to improve manufacturing processes in both instrument and disposable manufacturing.


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REGULATORY / QUALITY ASSURANCE

         We have received 510(k) clearance from the United States Food and Drug Administration (FDA) to market the LifePoint IMPACT Test System in conjunction with the opiate test (morphine and heroin) for use in medical markets.

         The initial submission for the test "system", consisted of a submission for the instrument, validated software and one chemistry test - the test for opiates. This clearance allows for use of the IMPACT Test System in FDA regulated medical markets such as hospital emergency rooms, laboratories, physician office laboratories, occupational health clinics, home health care, etc.

FINANCE

         During our second quarter ended September 30, 2004, we continued to lay the foundation to allow us to gain exposure into our selected strategic markets. In anticipation of these opportunities, we focused internally on upgrading our manufacturing capabilities, both from a cost perspective and an efficiency basis. With the concentration on producing the highest quality product that meets the markets requirements, we continued to direct our engineering efforts on enhancing our manufacturing process to continue to improve product quality and reliability and to allow us the capability to scale up production in as efficient a manner as possible.

         The Company recognized $76 thousand in revenues that reflected payments made on prior shipments of the IMPACT Test System and the disposable cassette products during the quarter ended September 30, 2004. This represented the first revenues recognized in the fiscal year as we re-introduced our products into the marketplace. As stated in prior letters, we only record revenue after the product is accepted and payment is received until such time that a consistent history has been achieved. We also shipped product to new customers during the quarter, in which our customers are in an evaluation phase to determine the product's performance. The cost of goods sold for these instruments remain in final inventory until we receive payment for the goods shipped.

         With this year's transition from a research-oriented Company to a manufacturing and marketing focused organization, and as per FASB, we classify all costs associated with our production to cost of sales as is appropriate. Based on this, cost of sales was $773 thousand for the second quarter ended September 30, 2004. This represented both the manufacturing overhead charges and the cost of sales for the product recognized as revenue during this time frame. During the second quarter of fiscal 2004, there were no charges for production due to the fact that all production related costs were charged to research and development. As in the first quarter of fiscal 2005, all product costs related to the shipment of product to customers has been deferred as finished goods inventory and will be reflected as a cost of sales upon the receipt of cash and the recognition of revenue.

         On the liabilities and equity side of the balance sheet, we continue to reduce our payables position and overall we reduced our total liabilities by $549 thousand during the second quarter of fiscal 2005 to bring this total to $1.6 million - approximately $1 million lower than the beginning of the fiscal year. This was accomplished primarily by the paydown of an outstanding note with our bank in addition to the payments made on payables accumulated.

         We continue to leverage our cash position with conservative cash utilization. At September 30, 2004, our cash position was $700 thousand. However, in addition to the $1.4 million received on early warrant exercise from the Series D investors after our last letter to you, LifePoint also closed on a $4.0 million equity financing on November 19, 2004. The total private placement consisted of the sale of 4,000 units at $1,000 a unit. Each unit consists of one share of Series E Preferred stock, convertible into 5,000 shares of LifePoint Common Stock and one 5-year warrant exercisable into 5,000 shares of LifePoint Common Stock at an exercise price of $0.40 per share. The Series E Preferred Stock pays a 5% dividend, payable in stock or cash at LifePoint's option, subject to certain conditions. In connection with this private placement, LifePoint sought and received from the American Stock Exchange a waiver of the shareholder approval requirements under Section 710 of the AMEX Company Guide.


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         Lastly, I would like to address the valuation of our company in the public market. I am not satisfied with our current shareholder value, but I am confident that the initiatives over the past year to drive the restart of LifePoint has put us at the cusp of key value drivers for our business, including: revenue traction, additional overseas decisions to use the LifePoint IMPACT Test System, drug court adoption, and the launch into the industrial market. Additionally, we have recently hired a new IR firm that is now starting to get us appointments with new potential investors so that we can increase the markets familiarity with LifePoint. As we achieve the key milestones of our business, I am hopeful that value will build for our shareholders.

         We remain confident that we will be able to scale up manufacturing and to implement our sales efforts in the field. LifePoint's management looks forward to an exciting year and we remain very positive about the prospects, progress and future of LifePoint.

         We will continue to do our best to communicate developments at LifePoint through press releases, stockholder updates, conference presentations and our web site. If you have any questions going forward, or would like more information about LifePoint, please feel free to contact us. We thank you for your commitment to and continued interest in LifePoint.

Sincerely,



/s/ Linda H. Masterson
Chief Executive Officer and President